UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2013

Worlds Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24115	22-1848316
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11 Royal Road, Brookline, Massachusetts	02445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 725-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 1 to the Current Report on Form 8-K filed on July 16, 2013 (the “Original 8-K”) amends and restates the Original 8-K in its entirety and, in particular, replaces Exhibit 10.1 to the Original 8-K, which was an interim draft filed in error, with the correct Exhibit 10.1.

Item 1.01. Entry into a Material Definitive Agreement.

On July 15, 2013 we entered into Amendment and Exchange Agreements with each of the existing holders of our Series A, B and C Senior Secured Convertible Notes and related warrants to purchase our common stock (each, in the form attached hereto as Exhibit 10.1, collectively, the “Exchange Agreements”), which securities were originally issued pursuant to that certain Securities Purchase Agreement dated as of March 14, 2013 (“Securities Purchase Agreement”), by and among us and such holders.

Each Exchange Agreement provides for, among other things, that:

(i)	various restrictive provisions of the Securities Purchase Agreement and the Class C Senior Secured Convertible Notes were either eliminated by amendment or waived;
(ii)	the related warrants, initially exercisable into an aggregate of 4,535,714 shares of Common Stock at an initial exercise price of $0.50, were exchanged for new warrants (in the form attached hereto as Exhibit 10.2, the “Exchange Warrants”), initially exercisable into an aggregate of 4,535,714 shares of Common Stock at an initial exercise price of $1.00; and
(iii)	the Series A and B Senior Secured Convertible Notes, with an aggregate original principal amount of $1,950,000, were exchanged for an aggregate of 7 million shares of our common stock and the payment by the Company to such holders of an aggregate of approximately $1,951,400 (the remaining cash amount held in a control account pursuant to the terms and conditions of the Series A and B Senior Secured Convertible Notes)

This only purports to be a summary of the terms of each Exchange Agreement and each Exchange Warrant and is qualified in its entirety by the terms of the full documents, copies of which are filed as an exhibit 10.1 and 10.2 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Description

10.1 Form of Amendment and Exchange Agreement

10.2 Form of Exchange Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDS INC.
Dated: July 16, 2013
By: /s/ Thomas Kidrin Thomas Kidrin, President

Exhibit Index

Exhibit Description

10.1 Form of Amendment and Exchange Agreement

10.2 Form of Exchange Warrant.